Exhibit 16.2

August 5, 2008

Securities and Exchange Commission
100 F Street, N. E.
Washington D.C. 20549-7561

Re:           Worldwide Biotech and Pharmaceutical Company
File No. 01-06914

Commissioners:

We are the former independent registered public accounting firm for Worldwide Biotech and Pharmaceutical Company (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K/A dated August 8, 2008 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/Parker Randall CF (H.K) CPA Limited
Parker Randall CF (H.K.) CPA Limited